Filed Pursuant to Rule 433
Registration Statement No. 333-124095
Dated July 7, 2006

Index+ Notes linked to S&P 500® Index 10.00% Out-Performance, Callable at 11.00%
Final Terms and Conditions — July 7, 2006
Summary Terms of Note

Security Codes	:	CUSIP: 28264QCQ5 • ISIN: US28264QCQ55 • Common: 026037522

Underwriter	:	Deutsche Bank Securities Inc. (DBSI)

Issuer Ratings	:	Moody’s Aaa / S&P AA+ / Fitch AAA (see issuer info below)

Issuance Amount	:	$4,808,000

Denomination	:	$1,000 per Note (min. investment $1,000).

Underlying	:	S&P 500® Index (Bloomberg: SPX <INDEX>)

Initial Level	:	1265.48 (Official closing level of the Underlying on the Initial Valuation Date).

Final Level	:	Official closing level of the Underlying on the Final Valuation Date.

Participation	:	100.00%

Out-Performance Amt.	:	10.00%

Call Level	:	111.00%

Redemption Amount at Maturity	:	Provided the Note is not called at 111%, the security holder will receive at Maturity for each Note:

• $1000 x ((Final Level / Initial Level) + Out-Performance Amt.)

Listing	:	Unlisted — Deutsche Bank will post an indicative secondary market on Bloomberg Page: DBUS <GO>, or on the x-markets website at http://www.usxmarkets.db.com

Business Days	:	London, New York (following business day convention)

Form of Note	:	The Notes will be represented by a single registered global note, deposited with the Depository Trust Company. Settles via DTC in Notional Amount traded per firm. Global, Book Entry.

Issuer	:	Eksportfinans ASA

Calculation Agent	:	Deutsche Bank AG London

Governing Law	:	New York

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-311-4409.
Standard & Poor’s®”, “S&P®”, “S&P 500®”, “Standard & Poor’s 500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Deutsche Bank AG. The Product(s) is/are not sponsored, endorsed, sold or promoted by Standard & Poor’s and Standard & Poor’s makes no representation regarding the advisability of investing in the Product.

Relevant Dates

Initial Valuation Date	:	July 7th, 2006

Initial Settlement Date	:	July 14th, 2006 (T+5)

Call Provision	:	The Issuer has the right to Call the securities in whole, but not in part, at the Call Level at any time after 12 months from the Initial Settlement Date

Call Notification Date	:	The Issuer will give the Investor 5 Business Days notification of its intent to Call the Securities

Call Payment Date	:	5 Business Days after the Call Notification Date

Final Valuation Date	:	January 7th, 2008

Maturity / Final Settlement Date	:	January 14th, 2008 (5 Business Days after the Final Valuation Date), (18 Months)

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-311-4409.
“Standard & Poor’s®”, “S&P®”, “S&P 500®”, “Standard & Poor’s 500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Deutsche Bank AG. The Product(s) is/are not sponsored, endorsed, sold or promoted by Standard & Poor’s and Standard & Poor’s makes no representation regarding the advisability of investing in the Product.